                                                                                                Exhibit 99-1

GOLDFIELD RECEIVES EPA NOTICE

MELBOURNE, Florida, September 19, 2003 - The Goldfield Corporation today said it has received a notice of potential liability involving a previously owned property from the United States Environmental Protection Agency.  The notice identifies Goldfield and other companies as potentially responsible parties with respect to possible remedial activities at the Anderson-Calhoun Mine/Mill Site (the Site) in Stevens County, Washington, which Goldfield sold almost forty years ago.

An internal Goldfield review shows that the company owned the Site from 1947 to 1964.  Based on its investigation to date, Goldfield believes that its activities on the Site were strictly exploratory and that it never milled or actively mined there.  The Site changed owners several times thereafter, and the company believes the mining and milling activities which gave rise to the notice likely were conducted by subsequent owners.

Accordingly, Goldfield believes that this matter will not likely have any material adverse effect on its operational results or financial position, although at this early stage the precise outcome cannot be predicted with certainty.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern and mid-Atlantic regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com